                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                             -------------------

                                  Form 8-K


                               CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of
                     the Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported):   9-21-00



                      AMERON INTERNATIONAL CORPORATION
           (Exact name of registrant as specified in its charter)



         Delaware                      1-9102                 7-0100596
(State or other jurisdiction        (Commission            (IRS Employer
    of Incorporation)               File Number)         Identification No.)



  245 South Los Robles Ave., Pasadena, California     91101
      (Address of principal executive offices)      (Zip Code)


            Registrant's telephone number, including area code:
                             (626) 683-4000

Item 5.   Other Events

The attached announcement was released to the news media on September 21, 2000

                              SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                   AMERON INTERNATIONAL CORPORATION



                   By: --------------------------------
                       Javier Solis
                       Senior Vice President, Secretary

Date: September 27, 2000

                          AMERON INTERNATIONAL REPORTS
                          STRONG THIRD-QUARTER EARNINGS


     PASADENA, Calif. Ameron International Corporation (NYSE: AMN) today reported results for the third quarter ended August 31, 2000: Earnings per diluted share totaled $2.02 on sales of $133.1 million, compared to earnings of $1.98 per share on sales of $138.8 million for the third quarter of fiscal 1999.

     Earnings for the nine months ended August 31, 2000 totaled $3.81 per share on sales of $394.6 million, compared to $3.74 per share on sales of $411.2 million for the same period in 1999.

     James Marlen, Ameron's Chairman, President and Chief Executive Officer, stated, "Ameron's third-quarter performance was encouraging, matching expectations and the strong prior-year results. Solid performances by the Fiberglass-Composite Pipe and Infrastructure Products Groups and joint ventures in the U.S. and Saudi Arabia contributed to Ameron's strong third-quarter earnings. Sales in the third quarter were down from 1999 due to the continued slow recovery in certain markets served by the Performance Coatings & Finishes Group and the antiicipated period of lower activity for the Water Transmission Group. Excluding the impact of foreign exchange fluctuations, sales would have been flat in the third quarter. Year- to-date sales would have been over $10 million higher in 2000 had exchange rates remained at 1999 levels."

    The Fiberglass-Composite Pipe Group had higher sales and income in the third quarter due to the demand for oil field piping and the continued strength of Ameron's Asian operations.

    The Water Transmission Group had lower sales and profits in the third quarter of 2000 than in the same period last year due to the anticipated decline in the water pressure-pipe market in the western U.S. The fourth quarter is expected to improve based on current backlog and the scheduled timing of projects. Bidding activity is increasing, and backlogs are forecasted to increase early in 2001.

     Third-quarter sales and income for the Infrastructure Products Group were higher than in the third-quarter of last year. A decline in pole sales was offset by an improvement of Hawaiian operations.

     The Performance Coatings & Finishes Group had lower sales and profits than in the third quarter of 1999 due to the slower than expected recovery in key offshore and marine markets. Additionally, Ameron's operations in the U.K. were adversely impacted by the depressed U.K. manufacturing sector, caused by the strength of the British pound relative to the euro.

     James Marlen concluded, "We continue to believe that full-year results in 2000 should exceed the record level of 1999. The market improvements needed for Performance Coatings & Finishes are beginning, and improvements already experienced by Fiberglass-Composite Pipe should continue. Infrastructure Products should remain solid, and the increased activity of Water Transmission bodes well for the fourth quarter. Ameron's joint-venture operations are also expected to continue to perform well."

     Ameron International Corporation ("Ameron" or "the Company") is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines; high- performance coatings and finishes for the protection of metals and structures; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects. The Company operates businesses in North America, South America, Europe, Australasia and Asia. It also participates in several joint-venture companies in the U.S., Saudi Arabia, Kuwait, Egypt and Mexico.

Cautionary statement for purposes of the "Safe Harbor" provisions of The Private Securities Litigation Reform Act of 1995: Any statements in this report that refer to Ameron's estimated or anticipated future results are forward-looking and reflect the Company's current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting Ameron's businesses, including competitive conditions and changing market situations. Matters affecting the economy generally, including the state of worldwide, can affect Ameron's results. Forward-looking statements represent the Company's judgment only as of the date of this report. Since actual results could differ materially, the reader is cautioned not to rely on these forward-looking statements. Moreover, Ameron disclaims any intent or obligation to update these forward-looking statements.

                        Ameron International Corporation
                       Consolidated Statements of Income
                         Third Quarter Ended August 31,
                 (In thousands, except share and per share data)
                                  (Unaudited)


                                     2000       1999
                                  ---------   ---------
Sales                             $ 133,094   $ 138,795
Cost of Sales                      (100,280)   (100,708)
                                  ---------   ---------
Gross Profit                         32,814      38,087

Selling, General and
  Administrative Expenses           (25,774)    (26,700)
Royalty, Equity and Other Income      6,515       3,804
                                  ---------    --------
Income before Interest and
Income Taxes                         13,555      15,191

Interest Expense, Net                (2,914)     (3,446)
                                  ---------    --------
Income before Income Taxes           10,641      11,745
Provision for Income Taxes           (2,660)     (3,759)
                                  ---------    --------
Net Income                        $   7,981    $  7,986
                                  =========    ========
Net Income Per Basic Share
 (Based on Weighted Average Shares
  Outstanding of 3,929,342 Shares
  in 2000 and 3,991,912 Shares
  in 1999)                        $    2.02    $   2.00
                                  =========    ========
Net Income Per Diluted Share
(Based on Diluted Common Shares
Outstanding of 3,935,857 Shares
in 2000 and 4,024,412 Shares
in 1999)                          $    2.02     $   1.98
                                  =========    =========

Cash Dividends Paid               $     .32     $    .32
                                  =========     ========

                  Ameron International Corporation
                 Consolidated Statements of Income
                     Nine Months Ended August 31,
           (In thousands, except share and per share data)
                            (Unaudited)


                                     2000       1999
                                   ---------  ---------
  Sales                            $ 394,630  $ 411,162
  Cost of Sales                     (296,567)  (302,635)
                                   ---------  ---------
  Gross Profit                        98,063    108,527

Selling, General and Administra-
tive Expenses                        (84,668)   (86,003)
Royalty, Equity and Other Income      15,768      9,923
                                   ---------  ---------
Income before Interest and
  Income Taxes                        29,163     32,447

Interest Expense, Net                 (9,002)   (10,373)
                                   ---------  ---------
Income before Income Taxes            20,161     22,074
Provision for Income Taxes            (5,040)    (7,064)
                                   ---------  ---------
Net Income                         $  15,121   $ 15,010
                                   =========  =========
Net Income Per Basic Share
 (Based on Weighted Average
 Shares Outstanding of 3,968,244
 Shares in 2000 and 3,997,679
 Shares in 1999)
                                   $    3.81   $    3.75
                                   =========   =========
Net Income Per Diluted Share
  (Based on Diluted Common Shares
   Outstanding of 3,975,344 Shares
   in 2000 and 4,016,818 Shares
   in 1999)                        $    3.81   $    3.74
                                   =========   =========

Cash Dividends Paid                $     .96   $     .96
                                   =========   =========

                        Ameron International Corporation
                 Condensed Consolidated Statements of Cash Flows
                           Nine Months Ended August 31,
                                (In thousands)
                                  (Unaudited)

                                           2000         1999
                                         ---------    ---------
Operating Activities
  Net Income                             $  15,121    $  15,010
  Adjustments to Reconcile Net Income
   to Net Cash Provided by Operations       15,750       16,477
  Changes in Operating Assets
    and Liabilities                        (26,248)       2,572
                                         ---------    ---------
Net Cash Provided by Operations              4,623       34,059

Investing Activities
  Proceeds from Sale of Assets                 309        1,790
  Additions to Property, Plant
    and Equipment                          (13,479)     (11,901)
  Other, Net                                     -      ( 3,755)
                                         ---------    ---------
Net Cash Used in Investing Activities      (13,170)     (13,866)

Financing Activities
  Short and Long-Term Borrowings, Net       14,896      (21,167)
  Dividends on Common Stock                 (3,811)      (3,835)
  Purchase of Treasury Stock                (2,885)      (1,415)
                                         ---------    ---------
Net Cash Provided by (Used In)
  Financing Activities                       8,200      (26,417)

Effect of Exchange Rate Changes on
  Cash and Cash Equivalents                   (632)        (477)
                                         ---------    ---------
Net Change in Cash and Cash Equivalents  $    (979)   $  (6,701)
                                         =========    =========

                       Ameron International Corporation
                         Consolidated Balance Sheets
                               (In thousands)

                                       August 31,
                                          2000       November 30,
                                      (Unaudited)        1999
                                      -----------    ------------
ASSETS
Current Assets
  Cash and Cash Equivalents           $   9,542      $  10,521
  Receivables, Net                      134,441        118,900
  Inventories                            91,881         95,488
  Other Current Assets                   17,830         17,745
                                      -----------    ---------
    Total Current Assets                253,694        242,654
Investments and Advances -
  Affiliated Companies                   21,633         23,046
Property, Plant and Equipment, Net      145,675        149,597
Other Assets                             46,645         43,670
                                      -----------    ---------
  Total Assets                        $ 467,647      $ 458,967
                                      ===========    =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Short-Term Borrowings               $   4,141      $   3,479
  Current Portion of Long-Term Debt      12,527         12,595
  Trade Payables                         36,591         36,667
  Accrued Liabilities                    44,852         43,552
  Income Taxes Payable                   12,867         18,848
                                      -----------    ---------
    Total Current Liabilities           110,978        115,141
Long-Term Debt, Less Current Portion    147,892        135,237
Other Long-Term Liabilities              30,472         30,469
                                      -----------    ---------
  Total Liabilities                     289,342        280,847
Stockholders' Equity
  Common Stock                           13,007         13,007
  Additional Paid-In Capital             17,857         17,857
  Retained Earnings                     215,646        204,336
  Accumulated Other Comprehensive
    Loss                                (21,126)       (12,886)
  Treasury Stock                        (47,079)       (44,194)
                                      -----------    ---------
    Total Stockholders' Equity          178,305        178,120
                                      -----------    ---------
  Total Liabilities and
       Stockholders' Equity           $ 467,647      $ 458,967
                                      ===========    =========